UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2016

T. Rowe Price Group, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-32191	52-2264646
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 East Pratt Street, Baltimore, Maryland 21202

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (410) 345-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 26, 2016, the Board of Directors (the “Board”) of T. Rowe Price Group, Inc. (the “Company”) increased the number of directors from 12 to 13 and elected Sandra S. Wijnberg as a director of the Company and as a member of its Executive Compensation and Management Development and Audit Committees.

The Board determined that Ms. Wijnberg is an “independent director” in accordance with the NASDAQ Listed Company Rules, the rules and regulations of the Securities and Exchange Commission and the Company’s Corporate Governance Guidelines.

Ms. Wijnberg is an executive advisor of Aquiline Capital Partners LLC, a private equity investment firm specializing in the financial services sector. From 2007 to 2014 she was a partner and chief administrative officer for the firm. Previously Ms. Wijnberg served as the chief financial officer of Marsh & McLennan Companies and was treasurer and interim chief financial officer of YUM! Brands. Prior to that she held financial positions with PepsiCo, Inc. and worked in investment banking at Morgan Stanley. In addition, from 2014 to 2015, Ms. Wijnberg was deputy head of mission for the Office of the Quartet.

Ms. Wijnberg currently serves on the Board of Directors of Automatic Data Processing, Inc. and from 2003 to 2016 served on the Board of Directors of Tyco International PLC. She is also a director of Seeds of Peace, the Alliance for Young Artists & Writers, Spark MicroGrants, and the John Simon Guggenheim Memorial Foundation.

Ms. Wijnberg holds a Bachelor of Arts degree in English Literature from the University of California, Los Angeles and an M.B.A. from University of Southern California’s Marshall School of Business, for which she is a member of the Board of Leaders.

On October 26, 2016, in connection with her appointment to the Board and pursuant to the 2007 Non-Employee Director Equity Plan, Ms. Wijnberg was granted 4,350 restricted stock units that will vest on October 26, 2017.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press release dated October 26, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T. Rowe Price Group, Inc.

By: /s/ Kenneth V. Moreland
Kenneth V. Moreland
Vice President, Chief Financial Officer and Treasurer
Date: October 27, 2016